Exhibit 99

BEMIS COMPANY, INC.
One Neenah Center, 4th Floor
P.O. Box 669
Neenah, Wisconsin 54957-0669

For additional information please contact:
Melanie E. R. Miller
Vice President, Investor Relations
and Treasurer
(920)527-5045

Kristine Pavletich
Public Relations Specialist
(920)527-5159

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS RECORD RESULTS FOR THIRD QUARTER 2012

NEENAH, WISCONSIN, October 25, 2012 - Bemis Company, Inc. (NYSE:BMS) today reported diluted earnings of $0.45 per share for the third quarter ended September 30, 2012. Diluted earnings per share would have been $0.60 for the third quarter of 2012, excluding the effect of facility consolidation and acquisition-related charges detailed in the attached schedule, “Reconciliation of Non-GAAP Data.”

Highlights of the third quarter 2012:

•	Record adjusted diluted earnings per share of $0.60 increased 7 percent from the third quarter of 2011 and was higher than management's third quarter guidance of $0.51 to $0.57 per share.

•	Cash flow generated from operating activities was $147 million.

•	Management updated guidance for the full year 2012:

•	Adjusted earnings per share for the fourth quarter of 2012 in the range of $0.47 to $0.52

•	Total year 2012 adjusted earnings per share guidance increased to a range of $2.10 to $2.15

“I am pleased to report solid performance during the third quarter,” said Henry Theisen, Bemis Company's President and Chief Executive Officer. “We are benefiting from some of this year's facility consolidation activities as well as increased sales of value-added products. This sales mix improvement was partially offset by generally lower unit volume levels. Our business teams continue to respond with business initiatives that reduce costs and promote growth of high barrier packaging sales.”

CONSOLIDATED RESULTS
Total Bemis net sales for the third quarter of 2012 was $1.3 billion, a 5.2 percent decrease from the same period of 2011. Acquisitions increased third quarter net sales by an estimated 1.1 percent. The impact of currency translation reduced net sales by 4.6 percent. The remaining 1.7 percent decrease in net sales reflects the impact of lower overall unit volume in the flexible packaging business segment.

Diluted earnings per share for the third quarter of 2012 was $0.45 compared to $0.53 per share in the same quarter of 2011. Excluding the effect of facility consolidation and acquisition-related charges, as detailed in the attached schedule, “Reconciliation of Non-GAAP Data,” adjusted diluted earnings per share would have been $0.60 for the third quarter of 2012 compared to $0.56 per share in the same quarter of 2011.

FACILITY CONSOLIDATION
Bemis' facility consolidation program includes the closure of nine manufacturing locations and is designed to improve efficiencies and reduce fixed costs. As of September 30, 2012, four locations have been closed. The remaining consolidation activities are expected to be completed during the fourth quarter of 2012 and the first quarter of 2013. Once completed, this facility consolidation program is expected to save approximately $50 million in annualized costs.

Highlights of the facility consolidation program:

•	Total estimated program cost is expected to be $141 million

•	$38.4 million expensed in 2011

•	$8.3 million expensed in the first quarter of 2012

•	$19.7 million expensed in the second quarter of 2012

•	$21.4 million expensed in the third quarter of 2012 ($2.3 million of employee costs; $19.1 million of fixed asset-related expenses)

•	Approximately $29 million of charges are expected to occur during the fourth quarter of 2012, with about $25 million remaining to be expensed in early 2013.

•	Total cash paid for the program is expected to be approximately $94 million

•	$3.3 million paid in 2011

•	$8.0 million paid in the first quarter of 2012

•	$4.5 million paid in the second quarter of 2012

•	$11.2 million paid in the third quarter of 2012

•	Approximately $24 million expected to be paid during the remainder of 2012

•	Remaining cash expenditures of about $43 million are expected to be paid in 2013

FLEXIBLE PACKAGING BUSINESS SEGMENT
Net sales of Bemis' flexible packaging business segment was $1.2 billion, a 5.2 percent decrease from the same period of 2011. The impact of currency translation reduced net sales by 4.7 percent compared to the previous year, primarily reflecting the weaker Brazilian currency. Acquisitions increased 2012 net sales by 1.3 percent. The remaining modest reduction in sales represents the negative impact of lower unit sales volumes partially offset by higher selling prices and improved sales mix.

Segment operating profit for the third quarter of 2012 was $110.3 million, or 9.6 percent of net sales, compared to $117.4 million, or 9.7 percent of net sales, for the same period of 2011. Facility consolidation program and acquisition-related integration costs negatively impacted results during each period. Excluding these costs, segment adjusted operating profit would have been $132.8 million, or 11.5 percent of net sales, for the third quarter of 2012 and $119.1 million, or 9.8 percent of net sales, for the third quarter of 2011. (See attached schedule: “Reconciliation of Non-GAAP Data.”)

The effect of currency translation decreased operating profit in the third quarter of 2012 by $3.7 million compared to the same quarter of 2011.

Commenting on the flexible packaging segment results, Theisen said, “Our flexible packaging sales mix improved during the third quarter with increased sales of high barrier packaging for perishable food products such as meat, cheese, dairy products, liquids, and coffee. The facility consolidation program is improving our cost structure and will continue to provide improvement as the remaining activities are completed in early 2013. Overall unit sales volumes were lower than prior year levels. Our focus continues to be improved efficiencies and growth in high barrier and medical device packaging worldwide.”

PRESSURE SENSITIVE MATERIALS BUSINESS SEGMENT
Pressure sensitive materials net sales for the third quarter of 2012 were $135.4 million, down 4.5 percent compared to $141.8 million in the third quarter of 2011. The decrease in net sales primarily reflects the negative impact from currency translation of 4.3 percent. Currency translation in this business segment is primarily related to the Euro. For the third quarter of 2012, operating profit was $7.7 million, or 5.7 percent of net sales, compared to operating profit for the third quarter of 2011 of $8.0 million, or 5.6 percent of net sales. The effect of currency translation decreased operating profit in the third quarter of 2012 by $0.5 million compared to the same quarter of 2011.

CAPITAL STRUCTURE AND CASH FLOW
Net debt (defined as total debt less cash) to adjusted EBITDA (defined as, for the last twelve month period, adjusted operating income plus depreciation and amortization) was 2.2 times at September 30, 2012. Cash provided by operating activities for the third quarter of 2012 was $146.9 million. During the third quarter of 2012, Bemis acquired two small flexible packaging distributors for the Australian market for a cash price of $19.1 million. Management intends to direct excess cash flow toward debt reduction during the fourth quarter of 2012 in order to reduce the ratio of net debt to adjusted EBITDA toward a target of approximately 2.0 times.

2012 EARNINGS OUTLOOK
Commenting on the outlook for the fourth quarter of the year, Theisen said, “We have revised our earnings expectations for the total year to reflect the savings associated with facility consolidation activities completed as of the end of this quarter. Increased sales volume for certain high barrier food packaging is expected to continue to offset the negative impact of lower overall sales volumes, resulting in improved sales mix.”

Management expects adjusted diluted earnings per share for the fourth quarter of 2012 to be in the range of $0.47 to $0.52, reflecting normal fourth quarter seasonality. Management expects adjusted diluted earnings per share for the full year 2012 to be in the range of $2.10 to $2.15 per share, reflecting the impact of stronger earnings during the third quarter. Capital expenditures are expected to be approximately $150 million for the full year 2012.

PRESENTATION OF NON-GAAP INFORMATION
This press release refers to non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, net debt to adjusted EBITDA, and adjusted diluted earnings per share. These non-GAAP financial measures adjust for factors that are unusual or unpredictable. These measures exclude the impact of certain amounts related to facility consolidation activities including employee-related costs, lease termination payments, accelerated depreciation, and the write-down of equipment. These measures also exclude acquisition-related expenses including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog, integration expenses, the cash portion of any acquisition earnout payments recorded as compensation expenses, changes in fair value of deferred acquisition payments, and goodwill and intangible asset impairment charges. This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP). It is provided solely to assist in an investor's understanding of the impact of these items on the comparability of the Company's on-going business operations.

FORWARD LOOKING STATEMENTS
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, our ability to adjust selling prices, consumer buying patterns, changes in customer order patterns, the results of competitive bid processes, unexpected costs associated with plant closures and facility consolidation activities, a failure in our information technology infrastructure or applications, foreign currency fluctuations, changes in working capital requirements, changes in interest rates, changes in government regulations, and the availability and related cost of financing from banks and capital markets. Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company's regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2011.

INVESTOR CONFERENCE CALL
Bemis Company, Inc. will webcast an investor telephone conference regarding its third quarter 2012 financial results this morning at 10 a.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.
Bemis Company, Inc. is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, the Company is included in the S&P 500 index of stocks and reported 2011 net sales of $5.3 billion. The Company's flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 20,000 individuals worldwide. More information about the Company is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net sales	$1,287.8	$1,357.9	$3,905.3	$4,052.5
Cost of products sold	1,040.7	1,134.2	3,193.9	3,361.0
Gross Profit	247.1	223.7	711.4	691.5
Operating expenses:
Selling, general and administrative expenses	128.4	111.6	381.6	364.5
Research and development	10.2	10.6	31.5	28.2
Facility consolidation and other costs	21.4	—	49.4	—
Other operating (income) expense, net	(2.8)	(2.7)	(12.3)	(13.9)

Operating Income	89.9	104.2	261.2	312.7

Interest expense	17.0	18.4	54.8	54.8
Other non-operating (income) expense, net	(1.3)	(1.4)	(2.2)	—

Income before income taxes	74.2	87.2	208.6	257.9

Provision for income taxes	26.8	31.0	74.9	93.3

Net income	47.4	56.2	133.7	164.6

Less: Net income attributable to noncontrolling interests	—	0.3	—	3.3

Net income attributable to Bemis Company, Inc.	$47.4	$55.9	$133.7	$161.3

Basic earnings per share	$0.46	$0.53	$1.28	$1.51

Diluted earnings per share	$0.45	$0.53	$1.27	$1.51

Cash dividends paid per share	$0.25	$0.24	$0.75	$0.72

Weighted average shares outstanding (including participating securities):
Basic	104.2	104.8	104.3	106.8
Diluted	104.9	105.3	105.0	107.2

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	September 30, 2012	December 31, 2011
ASSETS

Cash and cash equivalents	$123.3	$109.8
Accounts receivable, net	687.5	665.4
Inventories	653.6	646.0
Prepaid expenses and other current assets	125.1	127.8
Total current assets	1,589.5	1,549.0

Property and equipment, net	1,364.8	1,440.9

Goodwill	1,035.6	1,048.4
Other intangible assets, net	205.8	222.5
Deferred charges and other assets	81.2	59.6
Total other long-term assets	1,322.6	1,330.5

TOTAL ASSETS	$4,276.9	$4,320.4

LIABILITIES

Current portion of long-term debt	$0.2	$13.4
Short-term borrowings	6.4	1.7
Accounts payable	407.3	415.8
Accrued salaries and wages	122.4	95.8
Accrued income and other taxes	34.9	23.9
Other current liabilities	126.9	131.4
Total current liabilities	698.1	682.0

Long-term debt, less current portion	1,494.4	1,554.8
Deferred taxes	179.9	175.5
Other liabilities and deferred credits	286.9	326.0

TOTAL LIABILITIES	2,659.3	2,738.3

EQUITY

Bemis Company, Inc. shareholders’ equity:
Common stock issued (127.2 and 126.9 shares)	12.7	12.7
Capital in excess of par value	540.7	532.4
Retained earnings	1,887.3	1,832.9
Accumulated other comprehensive loss	(117.9)	(90.7)
Common stock held in treasury (24.0 shares at cost)	(705.2)	(705.2)
TOTAL EQUITY	1,617.6	1,582.1

TOTAL LIABILITIES AND EQUITY	$4,276.9	$4,320.4

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Nine Months Ended
	September 30,
	2012	2011
Cash flows from operating activities
Net income	$133.7	$164.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	157.2	166.7
Excess tax benefit from share-based payment arrangements	(0.3)	(1.2)
Share-based compensation	13.1	13.5
Deferred income taxes	(3.3)	15.7
Income of unconsolidated affiliated company	(2.1)	(2.1)
Cash dividends received from unconsolidated affiliated company	—	4.3
Loss (gain) on sale of property and equipment	0.2	(0.5)
Net facility consolidation and other costs	27.0	—
Changes in working capital, excluding effect of acquisitions	(20.8)	(117.0)
Net change in deferred charges and credits	(14.5)	6.5

Net cash provided by operating activities	290.2	250.5

Cash flows from investing activities
Additions to property and equipment	(92.4)	(92.2)
Business acquisitions and adjustments, net of cash acquired	(19.1)	(102.7)
Proceeds from sale of property and equipment	4.0	3.7

Net cash used in investing activities	(107.5)	(191.2)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	6.6
Repayment of long-term debt	(313.6)	(4.3)
Net borrowing of commercial paper	222.5	316.0
Net borrowing of short-term debt	5.1	1.0
Cash dividends paid to shareholders	(78.3)	(76.8)
Common stock purchased for the treasury	—	(161.1)
Purchase of subsidiary shares of noncontrolling interests	—	(89.7)
Excess tax benefit from share-based payment arrangements	0.3	1.2
Stock incentive programs and related tax withholdings	(5.1)	(4.0)

Net cash used in financing activities	(169.1)	(11.1)

Effect of exchange rates on cash and cash equivalents	(0.1)	(10.7)

Net increase in cash and cash equivalents	13.5	37.5

Cash and cash equivalents balance at beginning of year	109.8	60.4

Cash and cash equivalents balance at end of period	$123.3	$97.9

BEMIS COMPANY, INC. AND SUBSIDIARIES
OPERATING PROFIT AND PRETAX PROFIT
(in millions)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Flexible Packaging operating profit	$131.7	$117.4	$363.8	$350.0
Flexible Packaging facility consolidation and other costs	(21.4)	—	(49.3)	—
Net Flexible Packaging operating profit	110.3	117.4	314.5	350.0

Pressure Sensitive Materials operating profit	7.7	8.0	28.3	29.6

Segment operating profit	118.0	125.4	342.8	379.6

General corporate expenses	(28.1)	(21.2)	(81.6)	(66.9)

Operating income	89.9	104.2	261.2	312.7

Interest expense	17.0	18.4	54.8	54.8

Other non-operating (income) expense, net	(1.3)	(1.4)	(2.2)	—

Income before income taxes	$74.2	$87.2	$208.6	$257.9

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP DATA
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Reconciliation of GAAP to Non-GAAP Operating Profit and Operating Profit as a Percentage of Net Sales by Segment

Flexible Packaging
Net Sales	$1,152.4	$1,216.1	$3,482.7	$3,614.2

Operating Profit as reported	110.3	117.4	314.5	350.0

Non-GAAP adjustments:
Acquisition-related integration costs (1)	1.1	1.2	4.6	1.2
Facility consolidation and other costs (2)	21.4	—	49.3	—
Purchase accounting for inventory and order backlog (3)	—	0.5	—	0.5

Operating Profit as adjusted	$132.8	$119.1	$368.4	$351.7

Operating Profit as a percentage of Net Sales
As Reported	9.6%	9.7%	9.0%	9.7%
As Adjusted	11.5%	9.8%	10.6%	9.7%

Pressure Sensitive Materials
Net Sales	$135.4	$141.8	$422.6	$438.3

Operating Profit as reported	$7.7	$8.0	$28.3	$29.6

Operating Profit as a percentage of Net Sales as reported	5.7%	5.6%	6.7%	6.8%

Reconciliation of GAAP to Non-GAAP Earnings per Share

Diluted earnings per share, as reported	$0.45	$0.53	$1.27	$1.51

Non-GAAP adjustments per share, net of taxes:
Acquisition-related integration costs (1)	0.01	0.01	0.04	0.01
Facility consolidation and other costs (2)	0.14	—	0.32	—
Transaction related costs (4)	—	0.02	—	0.02

Diluted earnings per share, as adjusted	$0.60	$0.56	$1.63	$1.54

(1)	Acquisition-related integration costs include earnout payments treated as compensation expense related to the Mayor Packaging acquisition.

(2)	Facility consolidation and other costs includes employee-related costs, accelerated depreciation, write down of equipment and other costs related to the company's facility consolidation program.

(3)	Expenses related to the purchase accounting impact of the fair value write-up of inventory and a charge for the fair value of the customer order backlog in the Mayor Packaging acquisition.

(4)	Transaction related costs are related primarily to our acquisition of Mayor Packaging. These costs consist of legal, accounting, and other professional fees.